Exhibit 10.9

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL AAVLife

Réf. Inserm Transfert : 12364A10

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made and entered into effective as of July 4, 2014 (the “Effective Date”) by and between Inserm Transfert, a limited company organized under the laws of France, whose registered headquarters are located at 7 rue Watt, 75013 PARIS, France, N° SIRET 434 033 619 00025, co de APE 7219Z, RCS Paris B 434 033 619, represented by its Chairman of the Board of Management, Mrs. Pascale AUGE (“Inserm Transfert”), acting as delegatee of Institut National de la Santé Et de la Recherche Médicale (“Inserm”), French National Institute of Health and Medical Research, a public scientific and technological establishment having its principal offices at 101 rue de Tolbiac, 75654 Paris Cedex 13, France, as part of the activities of lnserm Unit U964 “INSTITUTE OF GENETICS AND MOLECULAR AND CELLULAR BIOLOGY,” directed by Brigitte KIEFFER located at Parc d’Innovation - 1 rue Laurent Fries - 67404 Illkirch Cedex France, and of lnserm Unit U986 “GENOMICS, ENVIRONMENT FACTORS AND BIOTHERAPY OF ENDOCRINE AND NEUROLOGIC DISEASES,” directed by Pierre BOUGNERES and located at Hôpital de Bicêtre - 80 rue du Général Leclerc - 94276 Le Kremlin Bicêtre Cedex France (the “Laboratories”). CNRS, Unistra, Paris XI and Cornell gave power to lnserm Transfert to act in its name and on its behalf for this Agreement. lnserm, CNRS, Unistra, Paris XI and Cornell are collectively referred as “Licensors”, on the one hand,

And

AAVLife, a French simplified joint stock company (Société par actions simplifiée) registered with the Paris Trade and Companies Registry number No. B 799 863 873 00011, whose registered office is 183/185 avenue de Choisy — 75013 Paris, France, represented by Amber Salzman, Chairman (“Licensee”), on the other hand.

RECITALS

WHEREAS, Licensee is engaged in the research and development of products for rare diseases and conditions, including, without limitation, Friedreich ataxia;

WHEREAS, Licensors possess certain intellectual property rights, know-how and biological materials useful for the research, development and commercialization of products for rare diseases and conditions, including, without limitation, Friedreich ataxia;

WHEREAS, Inserm Transfert is Inserm’s wholly owned technology transfer subsidiary, created by a French decree in June 6, 2000; effective January 1st 2006; lnserm delegated to lnserm Transfert the management of its technology transfer activities; accordingly lnserm Transfert is empowered to negotiate, sign and manage license agreements, including this Agreement;

WHEREAS, Licensee wishes to obtain, and Licensors wish to grant to Licensee, an exclusive, royalty-bearing license under the Patent Rights and a non-exclusive, royalty-bearing

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license under Know-How, to develop, make, have made, use, import, offer for sale and sell or otherwise distribute Products within the Field with the right to sublicense, subject to the terms and conditions of this Agreement (as these capitalized terms are defined hereunder); and

Now THEREFORE, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1“Affiliate” means any corporation, company, partnership, joint venture or other entity whether organized under French law or foreign law, which, via a share to the capital or any other means, controls, is controlled by or is under common control with a Licensor or Licensee, as the case may be, where the term “control” means direct or indirect beneficial ownership of at least fifty percent (50%) of the voting rights or the right to direct the management and policies of an entity. The rights granted to Affiliates under the terms of this Agreement only apply to entities qualifying as an Affiliate at the time the rights are exercised. If, during the term of this Agreement, an entity were to lose the qualification of Affiliate, the rights acquired by this entity solely in its capacity as an Affiliate would automatically terminate, unless written consent of the other Party is given, but this entity would however remain subject to any obligation under this Agreement to which it was then already subject and that shall by nature remain in force, in particular obligations relating to Confidential Information. Licensee and each Licensor shall remain liable for the ongoing performance of the obligations under this Agreement by its respective Affiliates.

1.2“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in France.

1.3“Commercialization Sublicense” means a sublicense (or an option to obtain a sublicense) granted by Licensee or its Affiliates to a Sublicensee under the Patent Rights and Know-How to research, develop, make, have made, use, import, offer for sale and sell or otherwise distribute Products within the Field in the Territory.

1.4“Commercially Reasonable Efforts” mean, with respect to Licensee’s efforts to research, develop or commercialize Products, use of those efforts and resources, consistent with the exercise of prudent scientific and business judgment, as are applied by a similarly situated company to other pharmaceutical products of comparable commercial potential, stage of medical/scientific development, probability of technical success, technical and regulatory profile, and patent protection.

1.5“Confidential Information” means all information (whether in written, oral, electronic, visual, tangible or other form) and materials, including, without limitation, biological and other tangible materials, that are disclosed by one Party (the “owning Party”) to the other Party (the “receiving Party”) prior to the Effective Date in the negotiation of this Agreement or during the term of this Agreement.

1.6“Development Plan” has the meaning set forth in Section 3.1.

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1.7“Euro” or “EUR” or “€” means the legal tender of the European Union.

1.8“FDA” means the U.S. Food and Drug Administration or any successor agency thereto.

1.9“Field” means all therapeutic, prognostic and diagnostic applications using vector comprising FXN gene.

1.10“First Commercial Sale” means, with respect to a country in the Territory and a Product, the first sale to a Third Party of such Product in such country by Licensee or its Affiliate or Sublicensee after Regulatory Approval is granted with respect to such Product in such country.

1.11“Improvements” mean any improvements to the patent applications and issued patents referred to in the definition of Patent Rights and inventions claimed or disclosed therein, which cannot be exploited without a license under the Patent Rights.

1.12“Know-How” means all technical information, know-how, processes, compositions, materials, including, without limitation, biological and other tangible materials, data or other subject matter developed by the Laboratories owned or controlled by Licensors that exists as of the Effective Date and is provided to Licensee through the Laboratories, which is reasonably necessary or useful for the industrial and/or commercial exploitation of the Patent Rights, and which is not subject to any other existing options, licenses or contractual obligations (except vis-à-vis non-profit organizations) as of the Effective Date. The Know-How is further described in Appendix A to this Agreement.

1.13“Infringe” or “Infringement” means, (a) with respect to a patent, that, in the absence of a license granted to a person or entity under a claim included in such patent, the practice by such person or entity of an invention claimed in such patent would infringe such claim, or (b) with respect to a patent application, that, in the absence of a license granted to a person or entity under a claim included in such patent application, the practice by such person or entity of an invention claimed in such patent application would infringe such claim if such patent application were to issue as a patent.

1.14“Licensee’s lndemnitees” has the meaning set forth in Section 9.2.

1.15“Licensors’ lndemnitees” has the meaning set forth in Section 9.1.

1.16“Liquidity Event” has the meaning set forth in Section 4.7(a).

1.17“Losses” has the meaning set forth in Section 9.1.

1.18“Milestone Event” has the meaning set forth in Section 4.2.

1.19“Milestone Payments” has the meaning set forth in Section 4.2.

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1.20“Net Sales” mean the total amount invoiced during each calendar year that this Agreement is in effect (subject to Section 4.5) to independent Third Parties (excluding Sublicensees), including distributors, on sales or other modes of transfer of the Products (in all of their forms), by Licensee and/or its Affiliates in each country of the Territory, less any normal deductions (calculated in accordance with generally accepted accounting principles consistently applied by Licensee and its Affiliates or Sublicensees across its product lines), including:

(i)packing, shipping, handling, storage and insurance expenses, and governmental and other rebates (or equivalents thereof),

(ii)trade, cash and quantity discounts, delayed ship order credits, allowances, chargebacks, retroactive price reductions that are, in each case, granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), national, state/provincial, local, and other governments, their agencies and purchasers, and reimbursers, or to trade customers,

(iii)credit notes issued or other allowances granted in respect of returned, rejected, recalled, damaged or defective Products,

(iv)bad debts,

(v)discounts pursuant to indigent patient programs of [***] and patient discount programs of [***], which means that for this patient Licensee should paid only the amount actually paid by the patient, not the amount shown on the invoice.

(vi)costs, expenses, charges and any other amounts attributable to any medical care or procedures, other than the amount paid by such Third Party solely for the purchase of such Product, and

(vii)sales, license and excise taxes, value added taxes, use taxes, tariffs, export license fees and any other taxes and duties paid to government entities, including any fees under the United States Affordable Care Act and the equivalent under any other applicable law.

Net Sales shall not include intermediate sales between Licensee and its Affiliates or sales of Products between Affiliates, as the case may be, or royalties or other revenues received from Affiliates or paid by one Affiliate to another, but shall include only amounts invoiced to Third Parties (excluding Sublicensees), less any deductions referred to above. In the case of non-cash consideration received by Licensee and/or its Affiliates for the sale or other modes of transfer of Products, Net Sales shall be the fair market value of such consideration received by Licensee and/or its Affiliates as of the date of receipt as determined in good faith by Licensee, less normal deductions as referred to above. The sale of Products at costs only for humanitarian purposes or for use for clinical trials or provided as samples shall not be included in the calculation of Net Sales.

It is understood that the deductions described under ii) above for a calendar year shall not exceed [***] of the total amount invoiced (excluding taxes) for all Products sold or otherwise transferred in all countries of the Territory.

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If a Product is sold in a kit or in combination with other products that are not Products and that are sold separately, Net Sales shall be calculated by multiplying Net Sales of the kit or combination product by the fraction A/(A+B), where A is the total catalogue price of the Products during the applicable calendar quarter in the country in which the sale was offered if sold separately and B is the total of the catalogue prices of all other products in the kit or combination product during the applicable calendar quarter in a country if sold separately.

If a Product is sold in a kit or in combination with other products that are not Products and one or more of the Product or such other products is not sold separately, Net Sales shall be calculated by multiplying Net Sales of the kit or combination product by a mutually agreed percentage.

1.21“Party” means Licensors or Licensee individually, and “Parties” mean Licensors and Licensee collectively.

1.22“Patent Rights” mean all rights under the patents and patent applications as listed in Appendix A, and any foreign patents or patent applications corresponding thereto, and, with respect to any such patents, any patent applications from which such patent claim priority, and any divisions, provisional, substitutions, additions, limitations, continuations, continuations in part, re-examination applications, reissues, renewals, extensions and term restorations, and each patent that issues or reissues from any of these patent applications and any reexamination patents with respect to any such patents (for the avoidance of doubt, Patent Rights does not include any improvements to the patents and patent applications as listed in Appendix A, even if such improvements are invented in whole or in part by lnserm, unless such improvements are included in continuations-in-part to any patent application listed in Appendix A).

1.23“Phase I Trial” means a human clinical trial of a Product that would satisfy the requirements of 21 C.F.R. Part 312.21(a) (as amended from time to time) or other comparable regulation imposed by an applicable regulatory authority in any country other than the U.S., for the principal purpose of first introducing such Product into humans to assess the safety of such product. A Phase 1 Trial shall be deemed initiated upon the first dosing of the first patient with such Product, or first introducing such Product into the first patient, in such trial. For clarification, a Phase I/II trial or Phase Ila trial shall be deemed a Phase I Trial, not a Phase II Trial.

1.24“Phase Ill Trial” means a pivotal human clinical trial of a Product that would satisfy the requirements of 21 C.F.R. Part 312.21(c) (as amended from time to time) or other comparable regulation imposed by an applicable regulatory authority in any country other than the U.S., for the principal purpose of achieving a determination of safety and efficacy that is prospectively designed, statistically powered and conducted to provide an adequate basis for submission of an application for Regulatory Approval for patients with the disease or condition under study. A Phase III Trial shall be deemed initiated upon the first dosing of the first patient with such Product, or first introducing such Product into the first patient, in such trial. For clarification, a Phase II/III trial shall be deemed a Phase III Trial, not a Phase II Trial.

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1.25“Product” means

(i)any product, composition, method or process the manufacture, use or sale of which would constitute, but for the license granted herein, an Infringement of the Patent Rights and/or which include and/or are developed and/or manufactured using the Know-How, whether such product, composition, method or process developed by Licensee alone, with or through others (including its Affiliates and Sublicensees), or jointly by Licensee and Laboratories in the frame of a potential future collaboration agreement between Licensee and Laboratories. Products shall be deemed to include the performance of services in the Field using the Know-How or, which services which would constitute, but for the license granted herein, an Infringement of the Patent Rights, and/or

(ii)any product used in combination with product defined in (a), composition, method or process that cannot be dissociated from product, composition, method or process defined in (b), from a commercial point of view (i.e said non dissociable products (such as delivery devices, buffers...) are not offered for sale separately) or from a regulatory point of view (i.e product defined in (a) and non dissociable products defined in (b) are part of the same and unique regulatory approval and/or are statutorily required to be sold as a single item).

1.26“Regulatory Approval” means any and all approvals (including price and reimbursement approvals, if required), licenses, registrations, exemptions or authorizations of the FDA in the U.S. or comparable regulatory authority in any jurisdiction outside the U.S. that are necessary to market and sell a Product in the applicable country or jurisdiction.

1.27“Sublicense Revenue” means the total gross proceeds received by Licensee or any of its Affiliates from any Sublicensee to the extent in consideration of the grant of a Commercialization Sublicense (or an option to obtain a Commercialization Sublicense) under the Patent Rights and/or Know-How, including, without limitation, any license fees, maintenance fees, milestone payments and royalty payments, but excluding reimbursement or funding for research, development, manufacturing or commercialization activities performed by Licensee or its Affiliates on behalf of Sublicensee.

In case Sublicensee grants other kinds of compensation to Licensee in consideration for access to Patent Rights and/or Know-How,(A) such as for example the transfer of securities and/or a participation into the Sublicensee and/or an investment to the capital of Licensee or a loan to Licensee, the amount, up to the fair market value, of such compensation shall be excluded from Sublicense Revenue (but the amount above such fair market value shall be included in Sublicense Revenue), and (B) for other compensation, Inserm Transfert and Licensee shall confer together to define an appropriate and fair compensation for Licensors. Any non-cash Sublicense Revenue received by Licensee shall be valued at its fair market value as of the date of receipt as determined in good faith by Licensee. Sublicense Revenue shall not include proceeds from a sale or acquisition of the business, equity or assets of Licensee. Where a grant of rights under other intellectual property is included in the same transaction as the grant of a sublicense to Patent Rights and/or Know-How, Licensee shall, using a fair methodology, reasonably allocate consideration paid for the intellectual property rights in the transaction as between such other intellectual property and the sublicense to the Patent Rights and/or Know-How.

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1.28“Sublicensee” means any Third Party to whom Licensee has granted a sublicense (or an option to obtain a sublicense) under the Patent Rights and/or Know-How.

1.29“Territory” means [***].

1.30“Third Party” means any person or entity other than Licensee or Licensors or their respective Affiliates.

1.31“U.S.” means the United States of America and its territories and possessions.

1.32“Valid Claim” means a claim of an issued and unexpired patent (including any patent claim the term of which is extended by any extension, supplementary protection certificate, patent term restoration, or the like) included within the Patent Rights or a claim of a pending application included within the Patent Rights, which has not lapsed, been abandoned, been held revoked, or been deemed unenforceable or invalid.

ARTICLE 2

LICENSE

2.1License.

(a)Subject to the terms and conditions of this Agreement, Licensors hereby grant to Licensee (i) an exclusive, royalty-bearing license, with the right to sublicense, under the Patent Rights, and (ii) a non-exclusive, royalty-bearing license, with the right to sublicense, under the Know-How, in each case of clauses (i) and (ii) to research, develop, make, have made, use, import, offer for sale and sell or otherwise distribute Products within the Field in the Territory.

(b)Licensee shall have the right to grant sublicenses of the rights granted under the Patent Rights and/or Know-How to its Affiliates and Sublicensees. Prior to the execution of any Commercialization Sublicense with a Sublicensee, Licensee shall provide Inserm Transfert with written notification of the identity and address of the Sublicensee, as well as the terms of the sublicense (except that Licensee may remove any confidential terms other than the identity of the Sublicensee, the Sublicense Revenue under such sublicense and any other terms necessary for Licensors to confirm compliance with this Agreement). No prior written approval by Inserm Transfert of any sublicense shall be required, provided that, unless the Sublicensee under a Commercialization Sublicensee is an industrial company or other entity doing business in the pharmaceutical field listed on a major regulated stock exchange market in the European Union, in North America or in Japan, Inserm Transfert shall have to object to such sublicense ten (10) Business Days from the date that Licensee notifies Inserm Transfert of the proposed Commercialization Sublicense by written notice to Licensee, if and only if, such proposed Sublicensee (i) has violated French laws or regulations so that the sublicense would conflict with the public order/ethical obligations of Licensors, or (ii) in which case Licensee shall not grant such sublicense unless lnserm Transfert approves such sublicense in writing, and Inserm Transfert shall provide written notice to Licensee within ten (10) Business Days from the date that Licensee notifies Inserm Transfert of the proposed Commercialization Sublicense if such proposed Sublicensee is or has within the past five (5)

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years been in a lawsuit or arbitration proceeding with Licensors, in which case Licensee shall not grant such sublicense unless Inserm Transfert approves such sublicense in writing.

2.2Licensors’ Research Rights. Licensors reserve the right to use the Patent Rights and the related Know-How for educational, academic, and research purposes only (including the right to grant to any Third Party academic institution the right to use the Patent Rights for their educational, academic and research purposes only), in each case to the exclusion of programs conducted in collaboration with or on behalf of a Third Party that is a for-profit or industrial entity.

2.3Improvements.

(a)Licensee’s Improvements. Licensee shall remain the sole owner of any Improvements developed by Licensee and/or any of its or its Affiliates’ or Sublicensees’ employees, agents or subcontractors, without any contribution from any of Licensors and/or one or more of Licensors’ employees, agents or subcontractors.

(b)Licensors’ Improvements. Licensors shall remain the sole owner of any Improvements developed by Licensors and/or its Affiliates’, without any contribution from Licensee and/or one or more of Licensee’s employees, agents or subcontractors.

(c)Joint Improvements. Licensors and Licensee shall be the co-owners of any Improvements developed jointly by Licensors and/or one or more of Licensors’ employees, agents or subcontractors, on the one hand, and Licensee and/or one or more of Licensee’s employees, agents or subcontractors. The management and use of any co-owned Improvements shall be defined in a separate agreement regarding such joint development activities. The Licensee will have a right of exclusive option of [***] in order to obtain the grant of an exclusive license to such Improvements in the Territory and in the Field.

(d)Notification of Improvements. Inserm Transfert undertakes, for a period of [***] from the Effective Date, to notify the Licensee in writing of any Improvement which is described in Section 2.3(b) or 2.3(c), generated by Licensors through the Laboratories and brought to the attention of Inserm Transfert, if and only if:

(i)the said Improvements are the property of Inserm or any of its Affiliates or co-owned by Inserm or any of its Affiliates, to the exclusion of development co-ownership with a Third Party;

(ii)Inserm Transfert is mandated for the management of such Improvements; and

(iii)such Improvements are not subject to any Third Party rights.

(iv)Licensee will have a right of exclusive option of [***] from such notice to obtain the grant of an exclusive right to license such Improvements in the Territory and in the Field. Non-patented Improvements that find application outside the scope of Patent Rights will be granted on a non-exclusive basis.

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2.4No Other Licenses. Neither Party grants to the other Party any rights or licenses in or to any intellectual property, whether by implication, estoppel, or otherwise, other than the license rights and option rights that are expressly granted under this Agreement.

ARTICLE 3

DEVELOPMENT PLAN; REPORTS; DILIGENCE

3.1Development Plan. Licensee shall provide Inserm Transfert with (i) a development plan which describes the tasks and experiments to be conducted by Licensee or on behalf of Licensee to develop the Product (as may be amended, the “Development Plan”) and (ii) the anticipated date of first introduction of the Product into the commercial market. Licensee agrees to inform Inserm Transfert of the occurrence of any event identified in the Development Plan. Such Development Plan may be amended by Licensee from time to time to reflect the current state of development activities, and Licensee will provide Inserm Transfert a copy of such amended Development Plan.

3.2Development Reports. Within sixty (60) days after December 31 of each calendar year, Licensee shall provide Inserm Transfert with a written annual progress report on the progress of its Product development and commercialization efforts under the Development Plan. Such progress reports shall include, among others, the following topics: summary of work completed, summary of work in progress, current schedule of anticipated milestones achievements and Regulatory Approvals, manufacturing, sublicensing efforts and market plans for introduction of Product.

3.3Diligence.

(a)Licensee undertakes to use Commercially Reasonable Efforts to develop Product as soon as practical, consistent with reasonable business practices and in compliance with the Development Plan.

(b)Licensee undertakes to use Commercially Reasonable Efforts to introduce Product into the commercial market as soon as practical, consistent with reasonable business practices and necessary Regulatory Approvals and any other approvals by the regulatory authorities in each country of the Territory.

3.4Compliance with Laws. Licensee shall comply with all applicable laws and regulations in connection with its activities pursuant to this Agreement.

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ARTICLE 4

PAYMENTS

4.1License Payments. In consideration of the licenses and rights granted under this Agreement, Licensee shall pay to Licensors the following non-refundable and non-creditable payments:

(a)[***] after the Effective Date;

(b)[***] after the Effective Date; and

(c)[***] after the Effective Date.

4.2Development Milestones. Licensee shall pay to Inserm Transfert the payments indicated below (the “Milestone Payments”) within thirty (30) days after the first achievement by the Licensee and/or its Affiliates or by a subcontractor on behalf of the Licensee and/or its Affiliates of the corresponding event indicated below (each, a “Milestone Event”) with respect to a Product, the manufacture, use or sale of which would constitute, but for the license granted herein, an Infringement of the Patent Rights.

Milestone Event	Milestone Payments
Initiation of the first Phase I Trial	[***]
Initiation of the first Phase III Trial	[***]
Obtaining the first Regulatory Approval from FDA or comparable regulatory authority in any jurisdiction outside the U.S.	[***]
Upon First Commercial Sale in the US	[***]
Upon First Commercial Sale in a EMEA country:	[***]

The above Milestone Payments shall be non-refundable and non-creditable against royalty payments hereunder, whether such Milestone Payments are reached by Licensee and/or its Affiliates. Each Milestone Payment is payable only once for the first such Product to achieve the applicable Milestone Event, regardless of the number of Products which achieve such Milestone Event. The Milestone Payments payable to Inserm Transfert, if all the Milestone Events are achieved by Licensee and/or its Affiliates or by a subcontractor on behalf of Licensee and/or its Affiliates, shall not exceed [***].

4.3Royalties.

(A)Licensee agrees to pay to Inserm Transfert a running royalty of [***] on Net Sales of Products in the Field in a country in the Territory by Licensee and/or its Affiliates if the manufacture, use or sale of such Product in such country would constitute, but for the license granted herein, an Infringement of a Valid Claim in the Patent Rights.

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(B)If a Product is not covered by at least one Valid Claim in the Patent Rights in the country of the Territory where it is sold, the royalty rate mentioned above will be reduced by [***] for the part of Net Sales of such Product made in said country. This royalty rate on Net Sales of Products shall not be less than [***] of Net Sales of Products.

In the case of sales of any Product by Licensee or its Affiliates to a Sublicensee, no royalty will be owed under this Section 4.3, but instead Licensee will pay Inserm Transfert a payment based upon Sublicense Revenue generated as a result of the sale of such Product pursuant to Section 4.6.

4.4Royalty Credit. In the event that an issued patent owned by a Third Party is required to be licensed in order to utilize the Patent Rights, Licensee or its Affiliate or Sublicensee may, if it has not already done so, negotiate with the owner or Licensee of such patents for a license on such terms as Licensee or its Affiliate or Sublicensee deems appropriate. Should the license with the owner or Licensee of such patents require the payment of royalties on Net Sales or other payments to such owner or Licensee, then the royalties on Net Sales otherwise payable under this Agreement for the applicable calendar year may be reduced by [***] of the royalties on Net Sales or other payments owed to the Third Party for the applicable calendar year, provided that in no event shall the royalties payable under this Agreement be less than [***] of the amount stated in Section 4.3 of this Agreement for the applicable calendar year. Notwithstanding the reduction described in the previous sentence, the royalty rate on Net Sales of Products in the Field by Licensee or its Affiliates or Sublicensees during the royalty period shall not be less than [***] of Net Sales of such Products.

4.5Royalty Term. Royalties will be payable under Section 4.2 and 4.3 on a Product-by- Product and country-by-country basis in the Territory commencing upon the First Commercial Sale of a Product if the manufacture, use or sale of such Product would constitute, but for the license granted herein, an Infringement of the Patent Rights in a particular country and expiring on the expiration of the last-to-expire of the Valid Claims in the Patent Rights claiming the composition of matter or method of manufacture or use in the Field of such Product in such country. No royalties will be payable with respect to Net Sales of any Product in a country if the manufacture, use or sale of such Product would not constitute, but for the license granted herein, an Infringement of the Patent Rights in such country.

4.6Sublicense Revenue. Licensee shall pay to Inserm Transfert an amount equal to:

(a)[***] of Sublicense Revenue received by Licensee or its Affiliates from any Sublicensee to whom a Commercialization Sublicense is granted, if the Commercialization Sublicense is granted before the Initiation of the first Phase I Trial;

(b)[***] of Sublicense Revenue received by Licensee or its Affiliates from any Sublicensee to whom a Commercialization Sublicense is granted, if the Commercialization Sublicense is granted after the Initiation of the first Phase I Trial but before the Initiation of the first Phase III Trial;

(c)[***] of Sublicense Revenue received by Licensee or its Affiliates from any Sublicensee to whom a Commercialization Sublicense is granted, if the Commercialization Sublicense is granted after the Initiation of the first Phase III Trial.

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In any event, Inserm Transfert shall receive as a minimum, [***]. Amounts will be payable under this Section 4.6, with respect to any country, until the expiration of the royalty periods pursuant to Section 4.5 with respect to such country.

If a Product is not covered by at least one Valid Claim in the Patent Rights in the country of the Territory where it is sold, the Sublicense Revenue mentioned above will be reduced by [***] for the part of Sublicense Revenue of such Product made in said country.

In the event that an issued patent owned by a Third Party is required to be licensed in order to utilize the Patent Rights, Licensee or its Affiliate or Sublicensee may, if it has not already done so, negotiate with the owner or Licensee of such patents for a license on such terms as Licensee or its Affiliate or Sublicensee deems appropriate. Should the license with the owner or Licensee of such patents require the payment of royalties on Net Sales or other payments to such owner or Licensee, then the Sublicense Revenue otherwise payable under this Agreement for the applicable calendar year may be reduced by [***] of the royalties on Net Sales or other payments owed to the Third Party for the applicable calendar year, provided that in no event shall the Sublicense Revenue payable under this Agreement be less than [***] of the amount stated in Section 4.6 of this Agreement for the applicable calendar year. Notwithstanding the reduction described in the previous sentence, the royalty rate on Net Sales of Products in the Field by Licensee or its Affiliates or Sublicensees during the royalty period shall not be less than [***] of Sublicense Revenue of such Products.

4.7Liquidity Events.

(a)“Liquidity Event” means (i) the first firm commitment underwritten initial public offering of Licensee’s Common Stock registered under the Securities Act of 1933, as amended, or (ii) a consolidation, merger or corporate reorganization of Licensee with or into any other industrial corporation or other entity or person doing business in the pharmaceutical field, in which consolidation, merger or reorganization the holders of outstanding voting securities of Licensee immediately prior to or at the time of such consolidation, merger or reorganization, receive, in consideration for such consolidation, merger or reorganization, cash, promissory notes or securities then listed upon a national exchange or quotation system, but do not beneficially own, directly or indirectly, at least fifty percent (50%) of the combined outstanding voting power of the acquiring entity (or of Licensee if it is the surviving entity in such transaction), or its direct or indirect parent entity, immediately after such transaction, or (iii) the sale, lease or other disposition of all or substantially all of the assets of Licensee to the benefit of a third industrial company doing business in the pharmaceutical field in consideration for cash, promissory notes or securities then listed upon such a national exchange or quotation system, where the holders of outstanding voting securities of Licensee immediately prior to or at the time of such transaction do not beneficially own, directly or indirectly, at least fifty percent (50%) of the combined outstanding voting power of the acquiring entity, or its direct or indirect parent entity, immediately after such transaction.

(b)Licensee shall notify Inserm Transfert prior to consummation of a Liquidity Event. In the case of any Liquidity Event, (i) this Agreement shall continue in accordance with its terms, provided that, in the case of a Liquidity Event described in Section 4.7(a)(ii) or (iii), unless the transaction described in Section 4.7(a)(ii) or (iii) is with an industrial

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company or other entity doing business in the pharmaceutical field listed on a major regulated stock exchange market in the European Union, in North America or in Japan, Inserm Transfert shall have thirty (30) days from the date that Licensee notifies Inserm Transfert of the transaction to terminate this Agreement by written notice to Licensee if, and only if, such industrial company or other entity in such Liquidity Event (A) has violated French laws or regulations so that continuance of the Agreement would conflict with the public order/ethical obligations of Licensors, or (B) is or has within the past five (5) years been in a lawsuit or arbitration proceeding with Licensors, and (ii) Licensee shall pay to Inserm Transfert within sixty (60) days following the completion of such Liquidity Event, a cash payment equal to:

1-	[***] if the Liquidity Event has net proceeds received by Licensee or its stockholders is between [***] (the “Additional Payment”), or
2-	[***] if the Liquidity Event has net proceeds received by Licensee or its stockholders is between [***] (the “Additional Payment”), or
3-	[***] if the Liquidity Event has net proceeds received by Licensee or its stockholders is between [***] (the “Additional Payment”), or
4-	[***] if the Liquidity Event has net proceeds received by Licensee or its stockholders in excess of [***] (the “Additional Payment”), or

No Additional Payment shall be due or payable if the Liquidity Event has net proceeds of [***] or less. The Additional Payment shall only be due once.

(c)Notwithstanding the intuitu personae character of the Agreement, it is understood and agreed that this Agreement (and the licenses and other rights granted herein) shall remain in full force and effect following any such Liquidity Event for the benefit of the Licensee or of the acquirer, the surviving entity, the successor in interest or the assignee under the Liquidity Event, as the case may be, except as otherwise agreed in writing by the Parties.

ARTICLE 5

PAYMENT; REPORTS; AUDITS

5.1Licensee Payments and Reports.

(a)Licensee shall provide Inserm Transfert with annual written reports within ninety (90) days after the end of each calendar year regarding all sales of the Product in the Territory by Licensee and its Affiliates, the first report being due following the First Commercial Sale of the first Product in the Field in the Territory and the last report being due after the end of all the royalty periods. Each such written report shall indicate:

(i)The aggregate Net Sales;

(ii)The amount of Additional Payment, if any; and ̻

(iii)The detail of the royalties due to Inserm Transfert pursuant to Article 4 during said calendar year.

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Each such written report shall be certified as true and accurate by a duly authorized officer of Licensee.

(b)For so long as Licensee receives any Sublicense Revenue of which a portion is payable to Inserm Transfert, Licensee agrees to make written reports to Licensors within ninety (90) days after the end of each calendar year stating the amount and description of any Sublicense Revenue received by Licensee or its Affiliates during the applicable calendar year, and a calculation of the payment due to Licensors with respect to such Sublicense Revenue pursuant to Section 4.6.

5.2Accounting. Licensee agrees to keep true, accurate and complete records regarding Net Sales and Sublicense Revenues for a period of three (3) years after the relevant payment is owed pursuant to this Agreement, setting forth the sales and other disposition of Products sold in sufficient detail to enable royalties and compensation payable to Inserm Transfert hereunder to be determined. Upon reasonable prior written notice to Licensee of at least thirty (30) days, Inserm Transfert shall have the right to audit directly, or, by appointing an independent auditor Licensee’s books of account and records within three (3) years following the yearly report pursuant to Section 5.1. Such audit shall not be performed more frequently than once per calendar year nor more frequently than once with respect to records covering any specific period of time, and such audit shall be performed during normal business hours and without unreasonable disruption to Licensee’s business. Such examination is to be made at the expense of Licensors, except in the event that the results of the audit reveal an underpayment of royalties, milestones, or other payments to Licensors under this Agreement of five percent (5%) or more over the period being audited, in which case reasonable audit fees for such examination shall be paid by Licensee.

5.3Methods of Payments. All payments due to Licensors under this Agreement shall be paid in Euros by wire transfer within thirty (30) days following issuance of a corresponding invoice by Inserm Transfert after acceptance of the annual written report, which shall state the amount of the sums due pursuant to this Agreement. Payments shall be made with reference to the invoice number and shall be paid by bank wire transfer to:

[***]

[***]

5.4Taxes. If any law or regulation of any country of the Territory requires withholding of taxes of any type, levies or other charges with respect to any amounts payable hereunder to Inserm Transfert or any other Licensor, Licensee shall promptly pay such tax, levy or charge for and on behalf of Inserm Transfer or such Licensor to the proper governmental authority, and shall promptly furnish Inserm Transfert with receipt of such payment. Licensee shall have the right to deduct any such tax, levy or charge actually paid from payment due Inserm Transfert or such Licensor or be promptly reimbursed by Inserm Transfert if no further payments are due Inserm Transfert. Licensee agrees to assist, at Inserm Transfert’s request and expense, Inserm Transfert in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

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ARTICLE 6

PATENTS AND KNOW-HOW

6.1Patent Costs and Prosecution.

(a)Licensee shall be responsible for all patent costs incurred for the prosecution, defense and maintenance of the Patent Rights in the Territory following the Effective Date and during the term of this Agreement. Licensee shall be responsible for all patent costs incurred for the prosecution, defense and maintenance of the Patent Rights in the Territory following the Effective Date during the term of this Agreement. Such patent costs are non-refundable and non-creditable against any royalty payments and milestones payments due hereunder.

(b)Licensee shall have the right to control the prosecution, defense and maintenance of the Patent Rights in the Territory; provided however that Licensee (i) shall notify Inserm Transfert before taking any substantive actions with respect to (A) the scope and content of all patent applications within the Patent Rights and (B) the content or proposed responses to official actions of patent offices regarding the prosecution of the Patent Rights; (ii) shall give Inserm Transfert a reasonable opportunity to comment; and (iii) shall consider in good faith incorporating any comments received from Inserm Transfert. For purposes of this provision, the “prosecution, defense and maintenance” of patents and patent applications shall be deemed to include, without limitation, the preparation and filing, the grant, the examination, the conduct of interferences or oppositions, any invalidity suits and/or requests for re-examinations, any reissues or extensions of patent terms with respect to patent applications and patents within the Patent Rights.

(c)Each Party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of Patent Rights under this Section 6.1. Such cooperation includes, but is not limited to: (i) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as to enable Licensee to apply for and to prosecute Patent Rights in any country as permitted by this Section 6.1; and (ii) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such Patent Rights.

(d)Licensee may grant any Affiliate or Sublicensee the right to control the prosecution, defense and maintenance of the Patent Rights in the Territory in connection with the grant of a sublicense to such Affiliate or Sublicensee, and references in this Section 6.1 shall include any Affiliate or Sublicensee to whom such rights are granted.

(e)Licensee may elect, with at least sixty (60) days’ prior written notice to Inserm Transfert, to discontinue payment and control for the prosecution, defense and maintenance of any patent application and/or patent within the Patent Rights. Any such patent application or patent so elected shall be excluded from the definition of Patent Rights and from the scope of the license granted under this Agreement, and all rights relating thereto shall revert exclusively to Licensors.

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6.2Patent Enforcement.

(a)If either Party becomes aware of any infringement, threatened infringement, or alleged infringement of Patent Rights, it will promptly notify the other Party thereof including available evidence of infringement. The Parties will cooperate and, subject to Section 6.2(b), use reasonable efforts to stop such alleged infringement without litigation.

(b)Licensee will have the first right (but not the obligation), at its sole expense, to bring an action against any Third Party for infringement of the Patent Rights, including, without limitation, the initiation of a suit, proceeding or other legal action by counsel of its own choice. Licensors shall provide reasonable cooperation in connection with any such suit, proceeding or action, including, without limitation, the furnishing of a power of attorney to Licensee or being named as a party. Licensee shall inform Licensors of any decision not to enforce the Patent Rights. If Licensee does not take action within ninety (90) days of written notice of infringement (or sooner, if failure to take such action would adversely affect Licensors’ ability to bring such an action), Licensors will have the right (but not the obligation), at their sole expense, to take the right of action, including, without limitation, the initiation of a suit, proceeding or other legal action by counsel of its own choice. Licensors may, at their own expense, join in any action to enforce the Patent Rights brought by Licensee, and Licensee may, at its own expense, join in the action to enforce the Patent Rights brought by Licensors.

(c)If one Party brings any suit, proceeding or action under this Section 6.2, the other Party agrees to provide reasonable assistance to such Party, including, without limitation, by providing access to relevant documents and other evidence and making its employees available, subject to reimbursement of any out-of-pocket expenses incurred by the non-enforcing or defending Party in providing such assistance. Neither Party will settle or otherwise compromise any such suit, proceeding or action in a way that adversely affects the other Party’s rights or interests with respect to the Patent Rights without such other Party’s prior written consent.

(d)Except as otherwise agreed to by the Parties in writing (by e-mail) as part of a cost-sharing arrangement, any settlements, damages or other monetary awards recovered pursuant to a suit, proceeding or action brought pursuant to Section 6.2 will first be applied to reimburse Licensee and/or Licensors for all litigation costs and expenses with any remainder being retained by the Party that brought such suit, proceeding or action, and, in the case that Licensee brought such suit, proceeding or action, such remainder shall be treated as Sublicense Revenue that are subject to royalty payments under Section 4.6, said Sublicense Revenue being reduced by [***]. Licensee may grant any Affiliate or Sublicensee the right to bring and control any suit, proceeding or action against any Third Party for infringement of the Patent Rights in connection with the grant of a sublicense to such Affiliate or Sublicensee, and references in this Section 6.2 shall include any Affiliate or Sublicensee to whom such rights are granted.

6.3Defense of Infringement Actions. Licensee or its Affiliate or Sublicensee, as applicable, shall, at its expense, have the sole right, but not the obligation, to defend any suits against Licensee or its Affiliate or Sublicensee alleging infringement of any Third Party intellectual property right due to Licensee’s or its Affiliate’s or Sublicensee’s practice of the Patent Rights or its research, development, manufacture, use, importation, offering for sale, sale

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or other commercialization of Products. Licensee shall promptly notify Licensors in writing of such claims, and Licensors shall, at their own expense, have the right to retain separate independent counsel to assist in defending any such actions to the extent involving Licensors.

6.4Cooperation. In any suit, action or other proceeding in connection with enforcement and/or defense of the Patent Rights, Licensee and Licensors shall cooperate fully, including without limitation by joining as party plaintiff(s) and executing such documents as any Party may reasonably request. Subject to Section 6.2(c), upon the request of and, at the expense of the requesting Party, Licensee or Licensors shall make available at reasonable times and under appropriate conditions all relevant personnel, records, papers, information, samples, specimens and other similar materials in its possession.

ARTICLE 7

REPRESENTATIONS, WARRANTIES, AND COVENANTS

7.1Representations and Warranties. Licensors hereby represents and warrants that (a) they have the full right and power to enter into this Agreement and to grant the license and other rights granted to Licensee herein and (b) without limiting the foregoing, no Third Party has a right to obtain a license to the Patent Rights in the Field from Licensors.

7.2Disclaimer. EXCEPT AS PROVIDED IN SECTION 7.1, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. FURTHER, LICENSORS HAVE MADE NO INVESTIGATION AND MAKE NO REPRESENTATION OR WARRANTY THAT THE PATENT RIGHTS, BIOLOGICAL MATERIAL AND KNOW-HOW ARE SUITABLE FOR LICENSEE’S PURPOSES, AND LICENSEE MAKES NO REPRESENTATION OR WARRANTY REGARDING THE SUCCESS OF EFFORTS TO DEVELOP AND COMMERCIALIZE PRODUCTS.

Licensee acknowledges that this Agreement subject matter is licensed “as-is” without any warranties express or implied except as expressly set out in Article 7.1. Neither Licensors nor the inventors offer any warranty express or implied as to the grant, validity or scope of the Patent Rights under this Agreement.

7.3Limitation of Liability. NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT, EACH PARTY’S PERFORMANCE OR LACK OF PERFORMANCE HEREUNDER, OR ANY LICENSE GRANTED HEREUNDER, EXCEPT FOR DAMAGES ARISING FROM A BREACH OF ARTICLE 8, PROVIDED THAT THE FOREGOING SHALL NOT LIMIT THE INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 9.

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ARTICLE 8

CONFIDENTIALITY

8.1Confidentiality. Each Party (i) shall maintain in confidence all Confidential Information of the other Party; (ii) shall not use Confidential Information of the other Party for any purpose except as permitted by this Agreement; and (iii) shall not disclose Confidential Information of the other Party to anyone other than its and its Affiliates’ employees, consultants, agents or subcontractors who are bound by written obligations of nondisclosure and non-use consistent with those set forth in this Article 8 and to whom such disclosure is necessary in connection with such Party’s activities as contemplated in this Agreement, and in the case of Licensee, actual and prospective Sublicensees and Third Party investors, financing sources and acquirers who are bound by written obligations of nondisclosure and non-use consistent with those set forth in this Article 8. Each Party shall use reasonable efforts to ensure that any such persons and entities to whom a Party discloses Confidential Information of the other Party as permitted by this Section 8.1 shall comply with such confidentiality and non-use obligations but in any event shall remain liable to the other Party if such person or entity breaches such obligations. Each Party shall notify the other promptly on discovery of any unauthorized use or disclosure of the other Party’s trade secrets or proprietary information. Exceptions. The obligations set forth in Section 8.1 shall not apply to the extent the receiving Party can prove that the disclosed information was (a) disclosed by the mutual agreement of both Parties, or was disclosed by the owning Party; (ii) in the public domain or publicly known prior to the time of disclosure or entered the public domain or becomes publicly known through no act or fault of the receiving Party; (iii) made available as a matter of lawful right by a Third Party, without obligation of confidentiality, to the receiving Party; or (iv) in the possession of the receiving Party at the time of disclosure by the owning Party or was developed by its, or its Affiliates’ employees, consultants, agents or subcontractors independently from the Confidential Information received from the other Party. Notwithstanding the obligations set forth in Section 8.1, the receiving Party may disclose Confidential Information of the other Party to the extent that such disclosure is required by a compulsory legal or regulatory provision, lawful right or a final court decision or arbitration settlement, or to remain in compliance with applicable laws and regulations, provided that the receiving Party gives the other Party prior notice of such disclosure and an opportunity to seek a protective order or confidential treatment with respect to such disclosure, if it is allowed by law.

8.2Confidentiality Period. The confidentiality obligations shall remain in effect during the term of the Agreement and shall survive the expiration or the termination of the Agreement for any reason for a period of ten (10) years following the expiration or termination date of the Agreement.

ARTICLE 9

INDEMNIFICATION

9.1Indemnification by Licensee. Licensee shall indemnify, hold harmless and defend Licensors, their Affiliates, and their directors, officers, employees and agents (the “Licensors’ Indemnitees”) from and against any and all liabilities, expenses and/or losses

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(including, without limitation, attorneys’ fees, court costs, witness fees, damages, judgments, fines and amounts paid in settlement) (“Losses”) incurred by Licensors’ Indemnitees in connection with any Third Party suits, claims, actions or demands to the extent that they arise out of (a) the practice by or under the authority of Licensee or its Affiliates and Sublicensees of the Patent Rights or Know-How, or (b) the design, manufacture, distribution or use of Products by or under the authority of Licensee or its Affiliates or Sublicensees; provided that any Licensors’ Indemnitee seeking indemnification hereunder shall (i) promptly notify Licensee of such claim (ii) give Licensee sole control of the defense or settlement of such claim, and (iii) provide Licensee, at Licensee’s expense, with reasonable assistance and full information with respect to such claim. Notwithstanding the foregoing, Licensee’s indemnification obligation under this Section 9.1 shall not apply to the extent any Losses arise out of (x) the negligence or willful misconduct of any of the Licensors’ Indemnitees or (y) Licensors’ breach of this Agreement.

ARTICLE 10

TERM AND TERMINATION

10.1Term. The term of this Agreement shall begin on the Effective Date and, unless earlier terminated in accordance with the terms of this Article 10, will expire on a Product-by-Product and country-by-country basis until the later of: (i) the expiration of the last to expire of the Valid Claims in the Patent Rights which cover the manufacture, use or sale of such Product in such country or (ii) ten (10) years after the First Commercial Sale of such Product in such country in which such Product is sold. Upon a country-by-country and Product-by-Product basis, Licensee will have a fully paid up, perpetual, irrevocable license with respect to such Product in such country under the Patent Rights and Know-How following expiration of this Agreement with respect to such Product in the applicable country.

10.2Termination for Breach. Subject to the terms and conditions of this Section 10.2, a Party may, in addition to any other rights and remedies, terminate this Agreement in the event the other Party is in material breach or default in the performance of any of its material obligations under this Agreement. The non-breaching Party shall first provide written notice to the breaching Party, which notice shall identify in detail the alleged breach. The breaching Party shall have a period of ninety (90) days after such written notice is provided to cure such breach. If such breach is not cured within such period, this Agreement shall terminate immediately at the end of such period on written notice from the non-breaching Party.

10.3Termination by Inserm Transfert.

(a)Licensee Bankruptcy. In the event Licensee becomes the subject of a voluntary or involuntary petition in bankruptcy, Licensee shall immediately notify Licensors in writing. Inserm Transfert shall have the right to terminate this Agreement by giving Licensee written notice, subject to application of Articles L.622-13 and L. 641-10 of the French Commercial Code or other law applicable to the Licensee. Termination of this Agreement pursuant to this provision shall be effective upon Licensee’s receipt of such written notice.

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(b)Failure to Meet Development Milestones. In the event that (i) Licensee has not met at their respective scheduled date any of the development milestones as set forth in the Development Plan, as may be amended, and/or any of its development obligations under Article 3; and (ii) Licensee has not remedied its failure in connection therewith within ninety (90) days from written notice by Inserm Transfert to do so, Inserm Transfert (on behalf of Licensors) may terminate this Agreement with immediate effect and without judicial intervention, or may alternatively decide, at its sole discretion, to convert the license into a non-exclusive license.

(c)Interrupted Development, Marketing or Commercial Use. Inserm Transfert shall have the right to terminate the license granted to Licensee in a given country upon thirty (30) days prior written notice to Licensee, if Licensee (i) before Regulatory Approval of a Product in any country, has ceased directly (or through an Affiliate or Sublicensee) conducting any development of Products in all countries for a period of twelve (12) consecutive months (i.e., no Product is being developed anywhere in the Territory for a period of twelve (12) consecutive months); or (ii) after Regulatory Approval of a Product in a given country, has ceased directly (or through an Affiliate or Sublicensee), marketing such Product in such country for a period of twelve (12) consecutive months; provided, however, that no termination shall occur to the extent that any of the foregoing is due to circumstances outside the reasonable control of Licensee, including any delay or decision by any regulatory authority or resolves such matter prior to the end of such thirty (30) day notice period.

10.4Termination by Licensee. Licensee may terminate this Agreement, in its entirety, at any time upon sixty (60) days prior written notice to Inserm Transfert.

10.5Effects of Expiration or Termination.

(a)Upon expiration or termination of this Agreement, all rights and obligations of the Parties shall terminate, except as provided in this Section 10.5 and the provisions of this Agreement referenced in this Section 10.5; provided, however, that expiration or termination of this Agreement shall not affect any rights and obligations which accrued hereunder prior to the effective date of such expiration or termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, as applicable.

(b)Each Party shall promptly return to the other Party all relevant records and materials in its possession or control containing or comprising the other Party’s Confidential Information, except Licensee may retain Confidential Information of Licensors to the extent necessary or useful to practice any fully paid irrevocable license in any country or countries as provided in Section 10.1 or its rights under Section 10.5(d).

(c)Upon any early termination of this Agreement, at the election of the applicable Sublicensee upon written notice to Licensors, the sublicense granted hereunder to such Sublicensee that was in effect immediately prior to termination of this Agreement will survive such termination, with Licensors as the Sublicensee’s direct licensor (with any amounts payable to Licensors limited to the amounts expressly set forth under this Agreement with respect to such Sublicensee’s activities, and any other amounts, and any rights and obligations of

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Licensee under the relevant sublicense agreement, other than with respect to the Patent Rights and Know-How, shall remain with Licensee), provided that such Sublicensee is not then in default under its sublicense.

(d)Upon any early termination of this Agreement, Licensee and its Affiliates and Sublicensees (to the extent they do not become direct licensees of Licensors as provided under Section 10.5(c)) shall be entitled to finish any work-in-progress and to sell any completed inventory of Products that remain on hand as of the termination date, subject to payment of any royalties due and payable in accordance with the provisions of this Agreement, provided that no such sales shall be permitted following the date that is six (6) months after the termination date.

(e)The rights and obligations of the Parties under the following provisions of this Agreement shall survive expiration or any termination of this Agreement: Articles 1, 8, 9, 11 and 12 and Sections 5.2 (for the period described therein), 7.2, 7.3 and 10.5 and any fully paid irrevocable license in any country or countries as provided in Section 10.1.

ARTICLE 11

DISPUTE RESOLUTION; GOVERNING LAW

11.1Disputes. In the event of any dispute between the Parties arising out of or relating to this Agreement, including, without limitation, the breach thereof, the Parties shall refer such dispute to designated officers of each Party with decision-making authority, and such officers shall attempt in good faith to resolve such dispute. Any such dispute arising out of this Agreement which has not been resolved amicably within three (3) months after first written notice by a Party to the other Party of such dispute shall be resolved by the French Courts.

11.2Choice of Law. The validity, performance, construction and effect of this Agreement shall be governed by the laws of France, without regard to conflicts of law principles that would provide for application of the law of another jurisdiction.

ARTICLE 12

MISCELLANEOUS

12.1Assignment.

(a)This Agreement is entered into intuitu personae and shall not be assigned or otherwise transferred by a Party except with the express prior written consent of the other Party or as otherwise provided in this Agreement. Any assignment in violation of this Section 12.1 shall be null and void. This Agreement shall be binding on and shall inure to the benefit of the permitted successors and assigns of the Parties hereto.

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(b)Notwithstanding anything to the contrary herein, Licensee may assign or transfer this Agreement (or its rights and obligations hereunder) without the express prior written consent of Licensors:

(i)to any of Licensee’s Affiliates; provided that, unless the Affiliate is an industrial company or other entity doing business in the pharmaceutical field listed on a major regulated stock exchange market in the European Union, in North America or in Japan, (A) Inserm Transfert shall have to object to such assignment or transfer of this Agreement in its entirety ten (10) Business Days from the date that Licensee notifies Inserm Transfert of such proposed assignment or transfer by written notice to Licensee, if and only if, such Affiliate has violated French laws or regulations so that the assignment or transfer would conflict with the public order/ethical obligations of Licensors, in which case Licensee shall not so assign or transfer this Agreement to such Affiliate unless Inserm Transfert approves such assignment or transfer in writing, and (B) Inserm Transfert shall provide written notice to Licensee within ten (10) Business Days from the date that Licensee notifies Inserm Transfert of the proposed assignment or transfer if such Affiliate is or has within the past five (5) years been in a lawsuit or arbitration proceeding with Licensors, but Inserm Transfert shall have no right to object to such assignment or transfer;

(ii)to any entity by way of merger, acquisition or sale of all or substantially all of its assets to which this Agreement relates; provided that if such assignment or transfer is an assignment or transfer of this Agreement in its entirety to an entity that is not an industrial company doing business in the pharmaceutical field in the European Union, North America or Japan, then Inserm Transfert shall have to object to such assignment within ten (10) Business Days from the date that Licensee notifies Inserm Transfert of the proposed assignment by written notice to Licensee, if and only if, such proposed assignee or transferee has violated French laws or regulations so that the assignment or transfer would conflict with the public order/ethical obligations of Licensors, in which case (A) Licensee shall not complete such transaction unless Inserm Transfert approves in writing; (B) if Licensee completes such transaction, Licensee will pay to Inserm Transfert, within sixty (60) days of the completion of such transaction, the Additional Payment (it being agreed that in no event will more than one Additional Payment be made to Inserm Transfert under this Agreement); and (C) the Parties agree that in no event does this proviso apply to a Liquidity Event; or

(iii)in connection with a Liquidity Event, except as expressly provided in Section 4.7.

(c)Notwithstanding the intuitu personae character of the Agreement, it is understood and agreed that this Agreement (and the licenses and other rights granted herein) shall remain in full force and effect following any such assignment for the benefit of the Licensee or of the acquirer, the surviving entity, the successor in interest or the assignee of the relevant assets, as the case may be and if applicable regarding this article 12.1 above.

12.2Force Majeure. If either Party shall be delayed, interrupted in or prevented from the performance of any obligation hereunder by reason of force majeure, including an act of God, fire, flood, earthquake, war (declared or undeclared), public disaster, act of terrorism, strike or labor differences, or any other cause beyond such Party’s control, such Party shall not be

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liable to the other for such matter; and the time for performance of such obligation shall be extended for a period equal to the duration of the force majeure which occasioned the delay, interruption or prevention. The Party invoking such force majeure rights must notify the other Party in writing within a period of fifteen (15) days of both the first and last day of the force majeure unless the force majeure renders such notification impossible in which case notification will be made as soon as possible. If the delay resulting from the force majeure exceeds three (3) months, both Parties shall consult together to find an appropriate solution.

12.3Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter herein and, effective on the Effective Date, supersedes all previous agreements between the Parties with respect to the subject matter herein, whether written or oral. This Agreement shall not be amendment, changed or modified orally, but only by an instrument in writing signed by both Parties.

12.4Severability. If any provision of this Agreement is declared invalid by a court of last resort or by any court or other governmental body pursuant to a decision of which an appeal is not taken within the time provided by law, then and in such event, this Agreement will be deemed to have been terminated only as to the portion thereof that relates to the provision invalidated by that decision and only in the relevant jurisdiction, but this Agreement, in all other respects and all other jurisdictions, will remain in force; provided, however, that if the provision so invalidated is essential to the Agreement as a whole, then the Parties shall negotiate in good faith to amend the terms hereof as nearly as practical to carry out the original intent of the Parties.

12.5Notices. Any notice or report required or permitted to be given under this Agreement shall be in writing and shall be delivered as follows: (a) by personal delivery, with notice effective when received; (b) by international courier, with notice effective two (2) Business Days following delivery to such overnight courier; (c) by confirmed facsimile, with notice effective at the time of such confirmation; or (d) by certified or registered mail, with notice effective ten (10) Business Days after such mailing.

If to Licensors:

Inserm Transfert

7 rue Watt

75013 PARIS, France

N°SIRET 434 033 619 00025

code APE 731Z

RCS Paris B 434 033 619

If to Licensee:

AAVLife

183/189 avenue de Choisy

75013 Paris

France

Attn: Amber Salzman

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12.6Government Approval or Registration. If this Agreement or any associated transaction (in particular registration at the Registre National des Brevets and National Patent Office, and any fiscal registration) is required by the law of any nation to be either approved or registered with any governmental agency, Licensee shall assume all legal obligations to do so with reasonable assistance from Licensors at Licensee’s request and expense.

12.7Independent Contractors. The relationship of Licensee and Licensors established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between Licensee and Licensors. Neither Party shall have any right, power or authority to contract or incur any expense, liability or obligation, express or implied, on behalf of the other Party.

12.8No Use of Name. Except as required by law, neither Licensee nor Licensors shall use the name of the other Party in issuing any press release or other public statements in connection with this Agreement intended for use in the public media without the written approval of such other Party, which approval shall not be unreasonably withheld; provided, however, that Licensee may publicize that it is licensed by Licensors under the Patent Rights.

12.9No Waiver. Any omission or delay by either Party at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof, by the other Party, shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement. Any waiver by a Party of a particular breach or default by the other Party shall not operate or be construed as a waiver of any subsequent breach or default by the other Party.

12.10Headings. The captions used herein are inserted for convenience of reference only and shall not be construed to create obligations, benefits, or limitations.

12.11Counterparts. This Agreement may be executed in counterparts, all of which taken together shall be regarded as one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this License Agreement through their duly authorized representatives to be effective as of the Effective Date.

Licensors:	Licensee:

Inserm Transfert	AAVLife

Name: Pascale Augé	Name: Amber Salzman

Title:	Title:

Date:	Date:

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APPENDIX A

KNOW-HOW

Know-how from Hélène PUCCIO, Pierre BOUGNERES and Patrick AUBOURG (Inserm, CNRS, Universities ParisXI and University of Strasbourg) to be transferred to AAVLIVE through the License:

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CONFIDENTIAL AAVLife Draft June 4 2014

APPENDIX B

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